EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2017

Company Reports Revenues and Operating Income in-line with Guidance

Achieves First Quarter Revenue of $113.3 Million, Operating Income of $12.7 Million, and
EPS from Continuing Operations of 26 Cents

Announces $15 Million Expansion of Share Repurchase Program

VANCOUVER, WASHINGTON, May 1, 2017 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first quarter ended March 31, 2017.

Q1 2017 Highlights
All comparisons relate to the first quarter of 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue was $113.3 million compared to guidance range of $110 - $112 million and prior year of $120.9 million.

◦	Direct segment sales decreased 8.0% to $74.7 million primarily due to lower TreadClimber® sales.

◦	Retail segment sales decreased 2.6% to $37.8 million, reflecting the impact of certain customers rebalancing their inventory levels, coupled with some softness in the retail market.
Gross Margins:

◦	Total company gross margins decreased by 40 basis points to 54.5% due to a shift in segment mix, reflecting an increased percentage of Retail sales.

◦	Retail margins improved by 210 basis points due to favorable product mix.

•	Operating Expenses:

◦
Operating expenses increased 440 basis points as a percentage of net sales with planned increases in sales, marketing, and product development, slightly offset by a decline in general and administrative costs.

•	Operating income of $12.7 million compared to guidance range of $12.5 - $14.0 million, and prior year of $19.3 million, with operating margin of 11.2%, down 480 basis points versus prior year.

•
Income from continuing operations for the first quarter of 2017 was $8.2 million, or $0.26 per diluted share, compared to income from continuing operations of $11.6 million, or $0.37 per diluted share.

•	EBITDA from continuing operations totaled $14.9 million compared to $21.1 million in the prior year period.

•	At March 31, 2017, the Company had cash and marketable securities of $88.8 million and debt of $60.0 million, compared to $79.6 million and $64.0 million, respectively, at December 31, 2016.

Bruce M. Cazenave, Chief Executive Officer, stated, “First quarter 2017 revenue and operating income was in-line with our expectations. As anticipated, the first quarter presented a difficult comparison to prior year, but we are pleased that underlying factors such as Direct segment response rates continue to improve versus the back half of last year, and new product launches are tracking as planned, developments which together position us well for a strong second half of 2017.”

Mr. Cazenave continued, “We are very excited about the upcoming launch of our newest Direct product, the Bowflex Hybrid Velocity Trainer. This unique product delivers cardio and strength training simultaneously in one effective workout, along with customized programming tailored to user needs. In our Retail segment, the upcoming launch of the Bowflex Cardio Performance series represents our first entries into higher price points on key retail cardio products, which will further augment our position in this channel. In addition, new Octane Fitness products, including the Airdyne X and another Zero Runner (the ZR7000) for commercial gyms are scheduled for introduction in Q3 2017. Based on these, and other planned new product introductions, as well as a more normalized media environment this year, we believe we are well positioned to return to double-digit growth in the back half of 2017.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $74.7 million in the first quarter of 2017, a decrease of 8.0% over the comparable period last year. Direct segment sales were impacted by a decline in TreadClimber® product sales. Operating income for the Direct segment was $15.3 million for the first quarter of 2017, compared to $21.1 million in the first quarter of last year. Operating income was impacted by the decline in net sales and gross profits, coupled with increased spend in media. Gross margin for the Direct business declined by 80 basis points due to higher discounting of TreadClimber® products.

Net sales for the Retail segment were $37.8 million in the first quarter of 2017, a decrease of 2.6% when compared to $38.8 million in the first quarter last year. The decline reflected weakness in the retail market along with certain customers rebalancing their inventory levels. Operating income for the Retail segment was $2.2 million for the first quarter of 2017 compared to $3.9 million in the first quarter of last year. The decrease in Retail operating income was primarily due to a $1.2 million reserve related to a royalty dispute. Retail gross margin was 32.0% in the first quarter of 2017, compared to 29.9% in the same quarter of the prior year. The higher gross margins reflected improved product mix.

Royalty revenue in the first quarter 2017 was $0.7 million, compared to $0.9 million for the same quarter of last year. Royalty income for the prior year included a settlement from a certain licensee.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of March 31, 2017, the Company had cash and marketable securities of $88.8 million and debt of $60.0 million, compared to cash and marketable securities of $79.6 million and debt of $64.0 million at year end 2016. Working capital of $86.1 million as of March 31, 2017 was $1.1 million higher than the 2016 year-end balance of $85.0 million, as an increase in cash and marketable securities offset a decline in other working capital accounts. Inventory as of March 31, 2017 was $34.3 million, compared to $47.0 million as of December 31, 2016 and $36.8 million at the end of the first quarter last year.

For further information, see “Balance Sheet Information” attached hereto.

Share Repurchase Program

The Company announced today that its Board of Directors has authorized an additional $15 million share repurchase program, bringing the total authorization under existing programs to $25 million. The Company has completed approximately $5.4 million in total share repurchases under the $10 million program announced in May 2016. The balance of approximately $4.6 million under that program may be repurchased from time to time through May 4, 2018. Under the newly authorized program, shares of the Company’s common stock may be repurchased from time to time through April 25, 2019. Repurchases under the Company’s share repurchase programs may be made in open market transactions at prevailing prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Share repurchases will be funded from existing cash balances and repurchased shares will be retired and returned to unissued authorized shares. More details on the share repurchase program are included in a separate press release issued today.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2017 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 1, 2017. The call will be broadcast live over the Internet hosted at http://

www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (877) 780-3379 in North America and international listeners may call (719) 325-2161. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, May 1, 2017, through 11:59 p.m. ET, May 15, 2017. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 5307398.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three months ended March 31, 2017 and 2016.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about projected or forecasted financial and operating results, statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products, channel diversification, anticipated response to media advertising; or anticipated demand for the Company's new and existing products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include failure to successfully integrate and realize anticipated benefits of acquired businesses, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements, changes in consumer fitness trends, changes in the media consumption habits of our target consumers or the effectiveness of our media advertising, a decline in consumer spending due to unfavorable economic conditions and, softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2017 and 2016 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2017	2016

Net sales	$113,252	$120,928
Cost of sales	51,507	54,584
Gross profit	61,745	66,344

Operating expenses:
Selling and marketing	37,665	35,179
General and administrative	7,486	8,231
Research and development	3,911	3,634
Total operating expenses	49,062	47,044

Operating income	12,683	19,300
Other, net	(360)	(536)
Income from continuing operations before income taxes	12,323	18,764
Income tax expense	4,138	7,178
Income from continuing operations	8,185	11,586
Loss from discontinued operations(1)	(1,092)	(142)
Net income	$7,093	$11,444

Basic income per share from continuing operations	$0.27	$0.37
Basic loss per share from discontinued operations	(0.04)	—
Basic net income per share	$0.23	$0.37

Diluted income per share from continuing operations	$0.26	$0.37
Diluted loss per share from discontinued operations	(0.04)	—
Diluted net income per share(2)	$0.23	$0.37

Shares used in per share calculations:
Basic	30,713	31,016
Diluted	31,127	31,295

Select Metrics:
Gross margin	54.5%	54.9%
Selling and marketing % of net sales	33.3%	29.1%
General and administrative % of net sales	6.6%	6.8%
Research and development % of net sales	3.5%	3.0%
Operating income % of net sales	11.2%	16.0%

(1) 2017 includes $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.
(2) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for three months ended March 31, 2017 and 2016 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2017	2016	$	%
Net sales:
Direct	$74,703	$81,234	$(6,531)	(8.0)%
Retail	37,805	38,805	(1,000)	(2.6)%
Royalty	744	889	(145)	(16.3)%
	$113,252	$120,928	$(7,676)	(6.3)%

Operating income (loss):
Direct	$15,333	$21,144	$(5,811)	(27.5)%
Retail	2,212	3,944	(1,732)	(43.9)%
Unallocated corporate	(4,862)	(5,788)	926	16.0%
	$12,683	$19,300	$(6,617)	(34.3)%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2017 and December 31, 2016 (unaudited and in thousands):

	As of
	March 31, 2017	December 31, 2016
Assets

Cash and cash equivalents	$27,760	$47,874
Available-for-sale securities	61,053	31,743
Trade receivables, net of allowances of $136 and $170	24,870	45,458
Inventories	34,295	47,030
Prepaids and other current assets	6,986	8,020
Income taxes receivable	1,707	3,231
Total current assets	156,671	183,356

Property, plant and equipment, net	16,718	17,468
Goodwill	61,905	61,888
Other intangible assets, net	68,983	69,800
Deferred income tax assets, non-current	—	11
Other assets	513	543
Total assets	$304,790	$333,066

Liabilities and Shareholders' Equity

Trade payables	$39,408	$66,020
Accrued liabilities	12,162	12,892
Warranty obligations, current portion	3,040	3,500
Note payable, current portion	15,993	15,993
Total current liabilities	70,603	98,405

Warranty obligations, non-current	3,952	3,950
Income taxes payable, non-current	2,520	2,403
Deferred income tax liabilities, non-current	16,613	16,991
Other long-term liabilities	2,419	2,481
Note payable, non-current	43,984	47,979
Shareholders' equity	164,699	160,857
Total liabilities and shareholders' equity	$304,790	$333,066

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2017	2016

Income from continuing operations	$8,185	$11,586
Interest expense (income), net	313	412
Income tax expense of continuing operations	4,138	7,178
Depreciation and amortization	2,244	1,935
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$14,880	$21,111